Exhibit 3.92

Form 207 (Revised 01106) Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512463-5709 Filing Fee: $750	Certificate of Formation Limited Partnership	This space reserved for office use

Article 1 – Entity Name and Type

The filing entity being formed is a limited partnership. The name of the entity is:

WBAP-KSCS Radio Group, Ltd.

The name must contain the words “limited,” “limited partnership,” or an abbreviation of that word or phrase. The name of a limited partnership that is also a limited liability partnership must also contain the phrase “limited liability partnership” or “limited liability limited partnership” or an abbreviation of one of those phrases.

Article 2 – Registered Agent and Registered Office (Select and complete either A or B, and complete C)

☒  A. The initial registered agent is an organization (cannot be entity named above) by the name of:

C T Corporation System

OR

☐  B. The initial registered agent is an individual resident of the state whose name is set forth below:

First Name	M.I.	Last Name	Suffix

C. The business address of the registered agent and the registered office address is:

350 N. St. Paul Street	Dallas	TX	75201
Street Address	City	State	Zip Code

Article 3 – Governing Authority (Select and complete either A or B and provide the name and addresses of each governing person)

The name and address of each general partner are set forth below:

NAME OF GOVERNING PERSON (Enter the name of either an individual or an organization, but not both)
IF INDIVIDUAL

	First Name	M.I.	Last Name	Suffix
OR
IF ORGANIZATION
WBAP-KSCS Radio Acquisition, LLC
Organization Name
ADDRESS OF GOVERNING PERSON

One Broadcast Hill	Fort Worth	TX	USA	76103
Street or Mailing Address	City	State	Country	Zip Code

Form 207

Article 4 – Principal Office

The address of the principal office of the limited partnership in the United States where records are to be kept or made available under section 153.551 of the Texas Business Organizations Code is:

77 West 66th Street	New York	NY	USA	10023
Street or Mailing Address	City	State	Country	Zip Code

Supplemental Provisions/Information

Text Area: (The attached addendum, if any, is incorporated herein by reference.)

Effectiveness of Filing (Select either A, B, or C)

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:

C. ☐ This document takes effect upon the occurrence of the future event or fact, other than the passage of time. The 90th day after the date of signing is:

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: January 25, 2006

Signature for each general partner:

/s/ Griffith W. Foxley
WBAP-KSCS RADIO ACQUISITION, LLC

Form 207

2